Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES D

OF

THE ALLSTATE CORPORATION

The Allstate Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, does hereby certify:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”), by the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Corporation and applicable law, the Board authorized the issuance and sale by the Corporation of shares of its preferred stock at a meeting duly convened and held on May 21, 2013, and the Board authorized the formation of a Pricing Committee (the “Committee”), and pursuant to the authority conferred upon the Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware and the resolutions of the Board, the Committee adopted the following resolution by written consent on December 9, 2013, creating a series of 20,000 shares of preferred stock of the Corporation designated as “Fixed Rate Noncumulative Perpetual Preferred Stock, Series D”.

RESOLVED, that pursuant to the provisions of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Corporation and applicable law, a series of preferred stock, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences, and relative participating, optional, or other rights, and the qualifications, limitations, and restrictions thereof, of the shares of such series, are as follows:

Section 1.                                          Designation.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Noncumulative Perpetual Preferred Stock, Series D” (the “Series D Preferred Stock”). Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock.

Section 2.                                          Number of Shares.  The authorized number of shares of Series D Preferred Stock shall be 20,000.  Shares of Series D Preferred Stock that are purchased or otherwise acquired by the Corporation shall not be reissued as shares of such series and shall become authorized but unissued shares of preferred stock.

Section 3.                                          Definitions.  As used herein with respect to Series D Preferred Stock:

(a)                                 “Adjusted Shareholders’ Equity Amount” has the meaning set forth in Section 6(e).

(b)                                 “Agent Members” has the meaning set forth in Section 11(b).

(c)                                  “Annual Statement” has the meaning set forth in Section 6(e).

(d)                                 “Benchmark Quarter End Test Date” has the meaning set forth in Section 6(a).

(e)                                  “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

(f)                                   “Bylaws” means the Amended and Restated Bylaws of the Corporation, as the same may be amended from time to time.

(g)                                  “Certificate of Designations” means the Certificate of Designations relating to the Series D Preferred Stock, as it may be amended from time to time.

(h)                                 “Certificate of Incorporation” means the Restated Certificate of Incorporation of the Corporation, as the same may be amended from time to time, and shall include the Certificate of Designations.

(i)                                     “Certificated Series D Preferred Stock” has the meaning set forth in Section 11(a).

(j)                                    “Commission” means the United States Securities and Exchange Commission.

(k)                                 “Common Stock” means the common stock, par value $0.01 per share (or such other par value, or no par value, as such common stock may have from time to time), of the Corporation.

(l)                                     “Company Action Level RBC” has the meaning set forth in Section 6(e).

(m)                             “Consolidated Net Income Amount” has the meaning set forth in Section 6(e).

(n)                                 “Covered Insurance Subsidiaries” has the meaning set forth in Section 6(e).

(o)                                 “Covered Insurance Subsidiaries’ Most Recent Weighted Average RBC Ratio” has the meaning set forth in Section 6(e).

(p)                                 “Depositary Shares” means the depositary shares, each representing a one-thousandth (1/1000th) interest in a share of the Series D Preferred Stock, evidenced by depositary receipts.

(q)                                 “Dividend Declaration Date” has the meaning set forth in Section 6(a).

(r)                                    “Dividend Disbursement Agent” means Wells Fargo Bank, N.A., in its capacity as dividend disbursement agent.

(s)                                   “Dividend Parity Stock” means any other class or series of stock of the Corporation that ranks on parity with the Series D Preferred Stock in the payment of dividends and in the distribution of assets upon any liquidation, dissolution, or winding-up of the business and affairs of the Corporation; provided that, any other class or series of Preferred Stock will not be deemed to rank senior to (or other than on a parity with) the Series D Preferred Stock in the payment of dividends solely because such other class or series of Preferred Stock does not include the limitation on payment of dividends set forth in Section 6.

(t)                                    “Dividend Payment Date” has the meaning set forth in Section 5(b).

(u)                                 “Dividend Period” means each period from and including a Dividend Payment Date, to, but excluding, the next successive Dividend Payment Date; provided, that the first Dividend Period will be the period from and including December 16, 2013 to, but excluding, the first Dividend Payment Date.

(v)                                 “Dividend Rate” has the meaning set forth in Section 5(a).

(w)                               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x)                                 “Final Quarter End Test Date” and “Preliminary Quarter End Test Date” have the respective meanings set forth in Section 6(e).

(y)                                 “Global Depositary” has the meaning set forth in Section 11(b).

(z)                                  “Global Legend” has the meaning set forth in Section 11(b).

(aa)                          “Global Series D Preferred Stock” has the meaning set forth in Section 11(b).

(bb)                          The terms “Holder” and “Holder of Series D Preferred Stock” each mean a Person in whose name one or more shares of the Series D Preferred Stock are registered.

(cc)                            “Insurance Subsidiary” has the meaning set forth in Section 6(e).

(dd)                          “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which the Series D Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding-up of the business and affairs of the Corporation.

(ee)                            “Liquidation Preference Amount” means $25,000 per share of Series D Preferred Stock.

(ff)                              “Make-Whole Redemption Price” means, with respect to a redemption of the Series D Preferred Stock in whole prior to April 15, 2019, the present values of (i) $25,000 per share of Series D Preferred Stock and (ii) all undeclared dividends for the dividend periods from the date of redemption to and including April 15, 2019, in each case, discounted to the date of redemption on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as calculated by the Treasury Dealer plus 0.45%.

(gg)                            “Net Written Premiums” has the meaning set forth in Section 6(e).

(hh)                          “New Common Equity Amount” has the meaning set forth in Section 6(e).

(ii)                                  “Nonpayment Event” has the meaning specified in Section 10(b).

(jj)                                “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

(kk)                          “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series D Preferred Stock.

(ll)                                  “Preferred Stock Directors” has the meaning specified in Section 10(b).

(mm)                  “Quarter End” has the meaning set forth in Section 6(e).

(nn)                          “Rating Agency” means any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act that then publishes a rating for the Company.

(oo)                          “Rating Agency Event” means that any Rating Agency amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series D Preferred Stock, which amendment, clarification or change results in (a) the shortening of the length of time the Series D Preferred Stock is assigned a particular level of equity credit by that Rating Agency as compared to the length of time the Series D Preferred Stock would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series D Preferred Stock; or (b)

the lowering of the equity credit (including up to a lesser amount) assigned to the Series D Preferred Stock by that Rating Agency compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series D Preferred Stock.

(pp)                          “Redemption Date” means any date fixed for redemption in accordance with Section 8.

(qq)                          “Registrar” means Wells Fargo Bank, N.A., in its capacity as registrar

(rr)                                “Series D Preferred Stock” has the meaning set forth in Section 1.

(ss)                              “Senior Stock” means any other class or series of stock of the Corporation ranking senior to the Series D Preferred Stock with respect to the payment of dividends or the distribution of assets upon any liquidation, dissolution, or winding-up of the business and affairs of the Corporation.

(tt)                                “Total Adjusted Capital” has the meaning set forth in Section 6(e).

(uu)                          “Trailing Four Quarters Net Income Amount” has the meaning set forth in Section 6(e).

(vv)                          “Transfer Agent” means Wells Fargo Bank, N.A., in its capacity as transfer agent.

(ww)                      “Treasury Dealer” means Incapital LLC or its successors or, if the then appointed Treasury Dealer refuses or is unable to act for this purpose, a primary U.S. Government securities dealer in the United States specified by the Corporation for these purposes.

(xx)                          “Treasury Price” means the bid-side price for the treasury security as of the third trading day preceding the Redemption Date, as set forth in the Wall Street Journal in the table entitled “Treasury Bonds, Notes and Bills”, except that: (i) if that table (or any successor table) is not published or does not contain that price information on that trading day, or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as are commercially reasonable under the circumstances.

(yy)                          “Treasury Rate” means the quarterly equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed by the Treasury Dealer as of the second trading day preceding the Redemption Date).

(zz)                            “Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Series D Preferred Stock being redeemed in a tender offer based on a spread to United States Treasury yields.

(aaa)                   “U.S. GAAP” has the meaning set forth in Section 6(e).

(bbb)                   “Voting Parity Stock” means, with regard to any election or removal of a Preferred Stock Director or any other matter as to which the holders of Series D Preferred Stock are entitled to vote as specified in Section 10, any and all series of Preferred Stock (other than the Series D Preferred Stock) that rank equally with the Series D Preferred Stock as to the payment of dividends, whether bearing dividends on a non-cumulative or cumulative basis, including, but not limited to, any Dividend Parity Stock, and having voting rights equivalent to those described in Section 10(b).

Section 4.                                          Ranking.  The Series D Preferred Stock will rank senior to the Common Stock and all other Junior Stock, senior to or on a parity with each other series of Preferred Stock (except for any Senior Stock that may be issued upon the requisite vote or consent of the holders of at least a two-thirds of the shares of the Series D Preferred Stock at the time outstanding and entitled to vote and the requisite vote or consent of all other series of Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up of the business and affairs of the Corporation, and junior to all existing and future indebtedness and other non-equity claims on the Corporation.

Section 5.                                          Dividends.

(a)                                 Holders of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of funds or property legally available therefor under the General Corporation Law of the State of Delaware, noncumulative cash dividends on the Liquidation Preference Amount at an annual rate equal to 6.625% (the “Dividend Rate”) on each Dividend Payment Date for each Dividend Period.

Holders of the Series D Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series D Preferred Stock as specified in this Section 5 (subject to the other provisions herein).

(b)                                 If declared by the Board or a duly authorized committee of the Board, the Corporation shall pay dividends on the Series D Preferred Stock on a noncumulative basis quarterly, in arrears, on January 15, April 15, July 15, and October 15 of each year, beginning on April 15, 2014 (each a “Dividend Payment Date”).  If any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date shall be the next succeeding Business Day without any adjustment to the amount of dividends paid.  Dividends payable on the Series D Preferred Stock shall be computed by the Dividend Disbursement Agent on the basis of a 360-day year consisting of twelve 30-day months.  Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.  Dividends on the Series D Preferred Stock shall cease to accrue on the Redemption Date, if any, unless the Corporation defaults in the payment of the redemption price of the shares of the Series D Preferred Stock called for redemption in accordance with Section 8.

(c)                                  Dividends on the Series D Preferred Stock will not be cumulative and will not be mandatory.  If the Board or a duly authorized committee of the Board does not declare a dividend on the Series D Preferred Stock in respect of a Dividend Period, then no dividend will be deemed to have accrued for such Dividend Period, be payable on the related Dividend Payment Date, or accumulate, and the Corporation shall have no obligation to pay any dividend accrued for such Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend on the Series D Preferred Stock or any other series of Preferred Stock or on the Common Stock for any future Dividend Period.

(d)                                 Dividends that are payable on any Dividend Payment Date will be payable to Holders on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date as shall be fixed by the Board or a duly authorized committee of the Board that shall not be more than sixty (60) nor less than ten (10) days before the applicable Dividend Payment Date.

(e)                                  During a Dividend Period, so long as any share of Series D Preferred Stock remains outstanding:

(i).          no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Junior Stock, other than (x) a dividend payable solely in Junior Stock or (y) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under such plan;

(ii).       no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (v) as a result of a reclassification of Junior Stock for or into other Junior Stock, (w) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (x) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (y) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged and (z) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii).    no shares of Dividend Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation other than pursuant to pro rata offers to purchase all, or a pro rata portion, of Series D Preferred Stock and such

Dividend Parity Stock (other than the exchange or conversion of such Dividend Parity Stock for or into shares of Junior Stock);

unless, in each case, the full dividends for the preceding Dividend Period on all outstanding shares of Series D Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside and any declared but unpaid dividends for any prior Dividend Period have been paid.

(f)                                   When dividends are not paid in full upon the shares of Series D Preferred Stock (except as a result of the restriction on the payment of Dividends pursuant to Section 6) and any Dividend Parity Stock, all dividends declared upon shares of Series D Preferred Stock and any Dividend Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period and any prior Dividend Periods for which dividends were declared but not paid, per share on the Series D Preferred Stock, and accrued dividends, including any accumulations, on any Dividend Parity Stock, bear to each other.

(g)                                  Subject to the considerations described in this Section 5, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on any securities, including Common Stock, any other Junior Stock and any Dividend Parity Stock from time to time out of any assets legally available for such payment, and the Holders of Series D Preferred Stock shall not be entitled to participate in any such dividend.

Section 6.                                          Restrictions on Declaration and Payment of Dividends.

(a)                                 Tests for Suspension.  Capitalized terms used in this Section 6 that are not defined in other sections, have the meaning set forth in Section 6(e).  Notwithstanding Section 5, neither the Board nor a duly authorized committee of the Board may declare dividends on the Series D Preferred Stock for payment on any Dividend Payment Date in an aggregate amount exceeding the New Common Equity Amount as of the declaration date (the “Dividend Declaration Date”), if either:

(i).          the Covered Insurance Subsidiaries’ Most Recent Weighted Average RBC Ratio was less than 175% (subject to Section 6(d)(iii)); or

(ii).       (x) the Trailing Four Quarters Net Income Amount for the period ending on Preliminary Quarter End Test Date for such Dividend Payment Date is less than or equal to zero (0) and (y) the Adjusted Shareholders’ Equity Amount as of each of Preliminary Quarter End Test Date and the Final Quarter End Test Date for such Dividend Payment Date has declined by 20% or more as compared to the Adjusted Shareholders’ Equity Amount as of the tenth Quarter End prior to such Final Quarter End Test Date (such date for such Dividend Payment Date, the “Benchmark Quarter End Test Date”).

Additionally, and without limiting the foregoing provisions of this Section 6(a), if the Corporation has failed the test in Section 6(a)(ii) as to a prior Dividend Payment Date, then neither the Board nor any committee of the Board may declare dividends on the Series D Preferred Stock for payment thereafter in an aggregate amount exceeding the New Common Equity Amount as of the Dividend Declaration Date for a Dividend Payment Date until the Dividend Declaration Date for the first Dividend Payment Date thereafter for which, as of the related Final Quarter End Test Date, the Adjusted Shareholders’ Equity Amount has increased or has declined by less than 20%, in either case, as compared to the Adjusted Shareholders’ Equity Amount as of the Benchmark Quarter End Test Date for each such prior Dividend Payment Date as to which the Corporation failed the test in Section 6(a)(ii).

(b)                                 Potential Dividend Suspension Notice.  If as of the Preliminary Quarter End Test Date for any Dividend Payment Date (x) the Trailing Four Quarters Net Income Amount for the period ending on such Preliminary Quarter End Test Date is less than or equal to zero (0) and (y) the Adjusted Shareholders’ Equity Amount as of such Preliminary Quarter End Test Date has declined by 20% or more as compared to the Adjusted Shareholders’ Equity Amount as of the date that is eight quarters prior to such Preliminary Quarter End Test Date, then the Corporation shall give notice of such circumstance by first class mail, postage prepaid, addressed to the Holders of Series D Preferred Stock at their respective last addresses appearing on the books of the Corporation, and shall file a copy of such notice on Form 8-K with the Commission (or, if the Corporation is not then a reporting company under the Exchange Act, post a copy of such notice on the Corporation’s website), by not later than the first Dividend Payment Date following such Preliminary Quarter End Test Date.  Such notice shall (i) set forth the Trailing Four Quarters Net Income for the period ending on such Preliminary Quarter End Test Date and the Adjusted Shareholders’ Equity Amount as of such Preliminary Quarter End Test Date and as of the date that is eight quarters prior to such Preliminary Quarter End Test Date, and (ii) state that the Corporation may be limited by the terms of the Series D Preferred Stock from declaring and paying dividends on such Dividend Payment Date unless the Corporation, through the generation of earnings or issuance of new Common Stock, increases its Adjusted Shareholders’ Equity Amount by an amount specified in such notice by the second Quarter End after the date of such notice.

The Corporation need not give any notice under this Section 6(b) during any period in which the Corporation’s ability to declare and pay dividends is limited by reason of the application of Section 6(a).

(c)                                  Dividend Suspension Notice.  By not later than the 15th day prior to each Dividend Payment Date for which dividends are being suspended by reason of either of the tests set forth in Section 6(a), and the Corporation is not otherwise able to pay dividends on the Series D Preferred Stock out of the New Common Equity Amount, the Corporation shall give notice of such suspension by first class mail, postage prepaid, addressed to the Holders of Series D Preferred Stock at their respective last addresses appearing on the books of the Corporation, and shall file a copy of such notice on Form 8-K with the Commission (or, if the Corporation is not then a reporting company under the Exchange Act, post a copy of such notice on the Corporation’s website).  Such notice, in addition to stating that dividends will be suspended, shall (i) if dividends are suspended by reason of the test set forth in Section 6(a)(i), set forth the fact that the Covered Insurance Subsidiaries’ Most Recent Weighted Average RBC Ratio was less than 175% and (ii) if such suspension is by reason of the test set forth in Section 6(a)(ii), set forth the Adjusted Shareholders’ Equity Amount as of the most recent Quarter End and the amount by which the Adjusted Shareholders’ Equity Amount must increase in order for declaration and payment of dividends to be resumed.

(d)                                 Interpretive Provisions and Qualifications.  In order to give effect to the foregoing, the following provisions apply:

(i).          Neither the Board nor a duly authorized committee of the Board may declare dividends on the Series D Preferred Stock for payment on any Dividend Declaration Date (x) that is more than sixty (60) days prior to the related Dividend Payment Date or (y) that is earlier than the date on which the Corporation’s financial statements for the most recently completed quarter prior to the related Dividend Payment Date have been filed with or furnished to the Commission on Form 10-K, Form 10-Q or Form 8-K; provided, however, if the Board determines to delay filing the Corporation’s financial statements as of and for the period ended on a Final Quarter End Test Date with the Commission to a date later than the date on which “large accelerated filers” within the meaning of Rule 12b-2 under the Exchange Act, would normally be required to file such financial statements (without giving effect to any permitted extensions), whether because of concerns over accuracy of such financial statements or their compliance with U.S. GAAP or otherwise, then the Board or a duly authorized committee of the Board may determine whether the Corporation is permitted under Section 6 to declare dividends on the Series D Preferred Stock based upon the Corporation’s financial statements most recently filed with or furnished to the Commission or otherwise made publicly made available.

(ii).       Except as expressly provided otherwise in this Section 6, all references in this Section 6 to financial statements of the Corporation shall be deemed to be to financial statements prepared in accordance with U.S. GAAP, consistently applied, and, for so long as the Corporation is a reporting company under the Exchange Act, filed by the Corporation with, or furnished by it to, the Commission under the Exchange Act. If at any relevant time or for any relevant period the Corporation is not a reporting company under the Exchange Act, then (x) for all relevant dates and periods the Corporation shall prepare and post on its website the financial statements that it would have been required to file with or furnish to the Commission had it continued to be a reporting company under the Exchange Act, in each case on or before the dates that the Corporation would have been required to file such financial statements with the Commission under the Exchange Act had it continued to be a “large accelerated filer” within the meaning of Rule 12b-2 under the Exchange Act, and (y) the provisions of this Section 6 shall be read mutatis mutandis to give effect to such provision.

(iii).    The limitation on dividends provided for in Section 6(a)(i) shall be of no force and effect if, as of a Dividend Declaration Date, the combined total assets of the Insurance Subsidiaries do not account for 25% or more of the consolidated total assets of the Corporation as reflected on its most recent consolidated financial statements.

(iv).   If because of a change or cumulative effect of changes in insurance company statutory accounting or in the determination of Company Action Level RBC, the Covered Insurance Subsidiaries’ Most Recent Weighted Average RBC Ratio is higher or lower than it would have been absent such change or cumulative effect of changes, then, for purposes of the calculations in Section 6(a)(i), and for so long as such calculations are required to be performed, the Covered Insurance Subsidiaries’ Most Recent Weighted Average RBC Ratio may, in the Corporation’s discretion, be calculated on a best efforts pro forma basis as if such change or cumulative effect of changes had not occurred.

All financial terms used in this Section 6 that are not specifically defined, including within the definitions of defined terms, shall be determined in accordance with U.S. GAAP as applied to and reflected in the related financial statements of the Corporation as of the relevant dates and for the relevant period, except as provided in the next sentence.  If because of a change or cumulative effect of changes in U.S. GAAP, either:

(x)                                 the Corporation’s Consolidated Net Income Amount for the quarter in which such change or cumulative effect of changes take effect is higher or lower than it would have been absent such change or cumulative effect of changes and the Trailing Four Quarters Net Income is higher or lower than it would have been absent such change or cumulative effect of changes, then, for purposes of the calculations described under Section 6(a)(ii), commencing with the fiscal quarter for which such changes in U.S. GAAP become effective, and for so long as such calculations are required to be performed, such Trailing Four Quarters Net Income may, in the Corporation’s discretion, be calculated on a best efforts pro forma basis as if such change or cumulative effect of changes had not occurred; or

(y)                                 the Adjusted Shareholders’ Equity Amount as of the Quarter End in which such change or cumulative effect of changes take effect is higher or lower than it would have been absent such change or cumulative effect of changes then, for purposes of the calculations described under Section 6(a)(ii) and the last sentence of Section 6(a), and for so long as such calculations with respect to such quarter are required to be performed, the Adjusted Shareholders’ Equity Amount may, in the Corporation’s discretion, be calculated on a best efforts pro forma as if such change or cumulative effect of changes had not occurred.

(e)                                  Definitions.  The following terms have the meanings indicated:

“Adjusted Shareholders’ Equity Amount” means, subject to Section 6(d)(iv), as of any Quarter End, the shareholders’ equity of the Corporation, as reflected on the consolidated statement of financial position as of such Quarter End, excluding (i) accumulated other comprehensive income and loss and (ii) any increase in the shareholders’ equity resulting from the issuance of preferred stock (other than the Series D Preferred Stock) during the period from and including the first Dividend Payment Date on which the Corporation was restricted in its ability to pay dividends on the Series D Preferred Stock as a result of failing the test set forth in Section 6(a)(ii) through the first Quarter End thereafter as of which the Adjusted Shareholders’ Equity Amount has declined by less than 20% or increased as compared to such amount on the Benchmark Quarter End Test Date.

“Annual Statement” means, as to an Insurance Subsidiary, the annual statement of such Insurance Subsidiary containing its statutory balance sheet and income statement as required to be filed by it with one or more state insurance commissioners or other state insurance regulatory authorities.

“Company Action Level RBC” has the meaning specified in Section 35A-15 (or the relevant successor section, if any) of the Illinois Insurance Code or similar provision of the laws governing property-casualty insurance companies for the state in which a Covered Insurance Subsidiary is domiciled.

“Consolidated Net Income Amount” means, for any fiscal quarter of the Corporation, its consolidated net income as reflected on its consolidated statement of operations for such fiscal quarter, subject to Section 6(d)(iv).

“Covered Insurance Subsidiaries” means, for any year, Insurance Subsidiaries that account for 80% or more of the Net Written Premiums of the Corporation’s property liability Insurance Subsidiaries for such year.  The Insurance Subsidiaries for any year will be identified by first ranking the Insurance Subsidiaries from largest to smallest based upon the amount of each Insurance Subsidiary’s Net Written Premiums during such year and then, beginning with the Insurance Subsidiary that has the greatest amount of Net Written Premiums during such year, identifying such Insurance Subsidiaries as Covered Insurance Subsidiaries until the ratio of the combined Net Written Premiums of the Insurance Subsidiaries so identified to the combined Net Written Premiums of all of the Insurance Subsidiaries during such year equals or exceeds 80%.

“Covered Insurance Subsidiaries’ Most Recent Weighted Average RBC Ratio” means, as of any date, an amount (expressed as a percentage) calculated as (i) the sum of the Total Adjusted Capital of each of the Covered Insurance Subsidiaries of the Corporation as shown on such Covered Insurance Subsidiary’s most recently filed Annual Statement, divided by (ii) the sum of the Company Action Level RBC of each of the Covered Insurance Subsidiaries, which is determined as two times the authorized control level RBC, as shown on such Covered Subsidiary’s most recently filed Annual Statement.  The computation will be done in a manner that does not double count subsidiary RBC.

“Final Quarter End Test Date” and “Preliminary Quarter End Test Date” mean, with respect to a Dividend Payment Date in the relevant month indicated under “Dividend Payment Date” in the table set forth below, the related date indicated under “Final Quarter End Test Date” or “Preliminary Quarter End Test Date” (as applicable) in such table:

Dividend Payment Date	Preliminary Quarter End Test Date	Final Quarter End Test Date

In January	The March 31 preceding such Dividend Payment Date	The September 30 preceding such Dividend Payment Date

In April	The June 30 preceding such Dividend Payment Date	The December 31 preceding such Dividend Payment Date

In July	The September 30 preceding such Dividend Payment Date	The March 31 preceding such Dividend Payment Date

In October	The December 31 preceding such Dividend Payment Date	The June 30 preceding such Dividend Payment Date

For the avoidance of doubt, each Final Quarter End Test Date is the Quarter End prior to the applicable Dividend Payment Date and each Preliminary Quarter End Test Date is the Quarter End that is two (2) fiscal quarters prior to the most recently completed fiscal quarter.

“Insurance Subsidiary” means any of the Corporation’s subsidiaries that is organized under the laws of any state in the United States and is licensed as a property-casualty insurance company in any state in the United States but does not include any subsidiary of an Insurance Subsidiary.

“Net Written Premiums” means, as to an Insurance Subsidiary for any full fiscal year, the total net written premiums by such Insurance Subsidiary for such year as shown on such Insurance Subsidiary’s most recently filed Annual Statement including any affiliate assumed or ceded premiums.

“New Common Equity Amount” means, at any date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuances) received by the Corporation from new issuances of common stock (whether in one or more public offerings registered under the Securities Act of 1933, as amended (the “Securities Act”), or private placements or other transactions exempt from registration under the Securities Act) during the period commencing on the 90th day prior to such date, and which are designated by the Board

(or a duly authorized committee of the Board) at or before the time of issuance as available to pay dividends on the Series D Preferred Stock.

“Quarter End” means the last day of each fiscal quarter of the Corporation (i.e., March 31, June 30, September 30 and December 31).

“Total Adjusted Capital” has the meaning specified in Section 35A-5 (or the relevant successor section, if any) of the Illinois Insurance Code or similar provision of the laws governing property-casualty insurance companies for the state in which a Covered Insurance Subsidiary is domiciled.

“Trailing Four Quarters Net Income Amount” means, for any period ending on the last day of a fiscal quarter, the sum of the Corporation’s U.S. GAAP net income for the four fiscal quarters ending on the last day of such fiscal quarter, with losses being treated as negative numbers for such purpose.

“U.S. GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.

Section 7.                                          Liquidation Rights.

(a)                                 Voluntary or Involuntary Liquidation.  In the event of a liquidation, dissolution, or winding-up of the business and affairs of the Corporation, whether voluntary or involuntary, Holders of Series D Preferred Stock are entitled to receive in full a liquidating distribution of the Liquidation Preference Amount, plus dividends that have been declared but not paid prior to the date of payment of distributions to shareholders, without regard to any undeclared dividends, before the Corporation makes or sets aside any distribution of assets to the holders of Common Stock or any other Junior Stock.  Holders of Series D Preferred Stock shall not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b)                                 Partial Payment.  In the event of a liquidation, dissolution, or winding-up of the business and affairs of the Corporation, whether voluntary or involuntary, if the assets of the Corporation are not sufficient to pay the Liquidation Preference Amount plus any dividends that have been declared but not paid prior to the date of payment of distributions to shareholders, without regard to any undeclared dividends, in full to all Holders of Series D Preferred Stock and all holders of Dividend Parity Stock as to such distribution with the Series D Preferred Stock, the amounts paid to the Holders of Series D Preferred Stock and any holders of Dividend Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders, plus any dividends that have been declared but not paid prior to the date of payment of distributions to shareholders, without regard to any undeclared dividends.

(c)                                  Residual Distributions.  In the event of any liquidation, dissolution, or winding-up of the business and affairs of the Corporation, whether voluntary or involuntary, if the Liquidation Preference Amount plus any dividends that have been declared but not paid prior to the date of payment of distributions to shareholders, without regard to any undeclared dividends, has been paid in full to all Holders of Series D Preferred Stock and any Dividend Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)                                 Merger, Consolidation, and Sale of Assets Not Liquidation.  For purposes of this Section 7, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the Holders of Series D Preferred Stock receive cash, securities, or property for their shares, or the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation, shall not constitute a liquidation, dissolution, or winding-up of the business and affairs of the Corporation.

Section 8.                                          Redemption.  The Series D Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provisions. Holders of Series D Preferred Stock shall have no right to require the redemption or repurchase of any shares of Series D Preferred Stock.

(a)                                 Optional Redemption.  The Corporation, at its option, may, upon notice given as provided in Section 8(b), redeem the Series D Preferred Stock:

(i).          in whole but not in part at any time prior to April 15, 2019, within 90 days after the occurrence of a Rating Agency Event at a redemption price equal to $25,000 per share of Series D Preferred Stock, or if greater, a Make-Whole Redemption Price, in each case, plus any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the Redemption Date; or

(ii).       in whole or in part, from time to time, on any Dividend Payment Date on or after April 15, 2019, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the Redemption Date.

Dividends will cease to accrue on the shares of the Series D Preferred Stock called for redemption from and including the Redemption Date.  No Holders of Series D Preferred Stock shall have the right to require the redemption or repurchase of the Series D Preferred Stock.

(b)                                 Redemption Procedures.  If shares of the Series D Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, addressed to the Holders of Series D Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation, mailed not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption thereof (provided, that if the Series D Preferred Stock or any depositary shares representing interests in the Series D Preferred Stock are held in book-entry form through the Global Depositary, the Corporation may give such notice in any manner permitted by such facility).  Any notice mailed or otherwise given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the Holder receives the notice, and failure to duly give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any Holder of the Series D Preferred Stock designated for redemption will not affect the validity of the redemption of any other shares of the Series D Preferred Stock. Each notice of redemption shall include a statement setting forth: (i) the Redemption Date; (ii) the number of shares of the Series D Preferred Stock to be redeemed and, if less than all the shares held by the Holder of Series D Preferred Stock are to be redeemed, the number of shares of Series D Preferred Stock to be redeemed from the Holder; (iii) the redemption price or the manner of its calculation; and (iv) the place or places where the certificate evidencing shares of Series D Preferred Stock are to be surrendered for payment of the redemption price.

(c)                                  Effectiveness of Redemption.  If notice of redemption of any shares of Series D Preferred Stock has been duly given and if, on or before the redemption date specified in the notice, the funds necessary for such redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of any shares of Series D Preferred Stock so called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date, dividends will cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall no longer be deemed outstanding, and all rights of the Holders of such shares (including the right to receive any dividends) shall terminate, except the right to receive the redemption price.

(d)                                 Partial Redemption.  In case of any redemption of only part of the shares of the Series D Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot, or in such other manner as the Board or a duly authorized committee of the Board may determine to be fair and equitable.  Subject to the provisions hereof, the Board or a duly authorized committee of the Board shall have full power and authority to prescribe the terms and conditions upon which shares of Series D Preferred Stock shall be redeemed from time to time.

Section 9.                                          Maturity. The Series D Preferred Stock shall be perpetual unless redeemed by the Corporation in accordance with Section 8.

Section 10.                                   Voting Rights.

(a)                                 General.  The Holders of Series D Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)                                 Right to Elect Two Directors Upon Nonpayment.  If and whenever the dividends on the Series D Preferred Stock and any other class or series of Voting Parity Stock have not been declared and paid (i) in the case of the Series D Preferred Stock and any other class or series of Voting Parity Stock bearing non-cumulative dividends, in full for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive) or (ii) in the case of any class or series of Voting Parity

Stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive) (a “Nonpayment Event”), the number of directors then constituting the Board shall automatically be increased by two and the Holders of Series D Preferred Stock, together with the Holders of any outstanding shares of Voting Parity Stock, voting together as a single class, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”), provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors and provided further that the Board shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to like voting rights).

In the event that the Holders of Series D Preferred Stock and such other holders of Voting Parity Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Series D Preferred Stock and each other series of Voting Parity Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation.  Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series D Preferred Stock or Voting Parity Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 13 below, or as may otherwise be required by applicable law.  If the Secretary of the Corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series D Preferred Stock may call such a meeting at the Corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose only such Series D Preferred Stock Holder shall have access to the Corporation’s stock ledger.

When dividends have been paid in full on the Series D Preferred Stock and any and all series of non-cumulative Voting Parity Stock (other than the Series D Preferred Stock) for at least one year after a Nonpayment Event and all dividends on any cumulative Voting Parity Stock have been paid in full, then the right of the holders of Series D Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event, which, for the avoidance of doubt, will not be based on the failure to declare or pay dividends for any quarter on which a prior Nonpayment Event was based), and, if and when any rights of holders of Series D Preferred Stock and Voting Parity Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred

Stock Directors shall forthwith terminate and the number of directors constituting the Board shall automatically be reduced accordingly.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series D Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class).  The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided.  In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board to serve until the next annual meeting of the stockholders upon the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series D Preferred Stock and such Voting Parity Stock for which dividends have not been paid, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board for a vote.

(c)                                  Other Voting Rights.  So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series D Preferred Stock, voting separately as a class, at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary to:

(i).          authorize or increase the authorized amount of, or issue shares of any class or series of Senior Stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

(ii).       amend the provisions of the Certificate of Incorporation so as to adversely affect the powers, preferences, privileges, or rights of the Series D Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series D Preferred Stock or authorized Common Stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution, or winding-up of the business and affairs of the Corporation shall not be deemed to adversely affect the powers, preferences, privileges, or rights of the Series D Preferred Stock, and each Holder, by its acceptance of any shares of Series D Preferred Stock, is, to the fullest extent permitted by law, deemed to consent and authorizes the Corporation, the Board, and any committee of the Board to take any action to effect any such increase, creation, or issuance; or

(iii).    consolidate with or merge into any other corporation unless the shares of Series D Preferred Stock outstanding at the time of such consolidation or merger or sale are converted into or exchanged for preference securities having such rights, preferences, privileges, and voting powers, taken as a whole, as are not materially less favorable to the Holders than the rights, preferences, privileges, and voting powers of the Series D Preferred Stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the Holders of Series D Preferred Stock to effect such redemption as provided in Section 8(c).

(d)                                 Changes for Clarification.  Without the consent of the Holders of Series D Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges, voting powers, limitations, or restrictions of the Series D Preferred Stock, taken as a whole, the Corporation may, to the fullest extent permitted by law, amend, alter, supplement, or repeal any term of the Series D Preferred Stock:

(i).          to cure any ambiguity, or to cure, correct, or supplement any provision contained in the Certificate of Designations that may be defective or inconsistent; or

(ii).       to make any provision with respect to matters or questions arising with respect to the Series D Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations.

(e)                                  Procedures for Voting and Consents.  The rules and procedures for calling and conducting any meeting of the Holders of Series D Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), soliciting and using proxies at such a meeting, obtaining written consents, and any other aspect or matter with regard to such a meeting or such consents shall be those adopted by the Board or a duly authorized committee of the Board, in its discretion, from time to time, and shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law, and any national securities exchange or other trading facility on which the Series D Preferred Stock is listed or traded at the time.  Whether the vote or consent of the holders of a plurality, majority, or other portion of the shares of Series D Preferred Stock and any Voting Parity Stock has been cast or given on any matter on which the Holders of shares of Series D Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation preference amounts of the shares voted or covered by the consent.

Section 11.                                   Form.

(a)                                 Certificated Series D Preferred Stock.  The Series D Preferred Stock shall initially be issued in the form of one or more definitive shares in fully registered form in substantially the form attached to the Certificate of Designations as Exhibit A (“Certificated Series D Preferred Stock”), which is incorporated in and expressly made a part of the Certificate of Designations.  Each Certificated Series D

Preferred Stock shall reflect the number of shares of Series D Preferred Stock represented thereby, and may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Corporation).  Each Certificated Series D Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Corporation in a written instrument to the Registrar.

(b)                                 Global Series D Preferred Stock.  If The Depositary Trust Company or another depositary reasonably acceptable to the Corporation (the “Global Depositary”) is willing to act as depositary for the Global Series D Preferred Stock, a Holder who is an Agent Member may request the Corporation to issue one or more shares of Series D Preferred Stock in global form with the global legend (the “Global Legend”) as set forth on the form of Series D Preferred Stock certificate attached to the Certificate of Designations as Exhibit A (“Global Series D Preferred Stock”), in exchange for the Certificated Series D Preferred Stock held by such Holder, with the same terms and of equal aggregate Liquidation Preference Amount.  The Global Series D Preferred Stock may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Corporation).  Any Global Series D Preferred Stock shall be deposited on behalf of the Holders of the Series D Preferred Stock represented thereby with the Registrar, at the principal office of the Registrar at which at any particular time its registrar business is administered, which is currently located at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120, as custodian for the Global Depositary, and registered in the name of the Global Depositary or a nominee of the Global Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided.  The aggregate number of shares represented by each Global Series D Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Global Depositary or its nominee as hereinafter provided.  This Section 11(b) shall apply only to Global Series D Preferred Stock deposited with or on behalf of the Global Depositary.  The Corporation shall execute and the Registrar shall, in accordance with this Section 11(b), countersign and deliver any Global Series D Preferred Stock that (i) shall be registered in the name of Cede & Co. or other nominee of the Global Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Global Depositary pursuant to an agreement between the Global Depositary and the Registrar.  Members of, or participants in, the Global Depositary (“Agent Members”) shall have no rights under the Certificate of Designations, with respect to any Global Series D Preferred Stock held on their behalf by the Global Depositary or by the Registrar as the custodian for the Global Depositary, or under such Global Series D Preferred Stock, and the Global Depositary may be treated by the Corporation, the Registrar, and any agent of the Corporation or the Registrar as the absolute owner of such Global Series D Preferred Stock for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar, or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy, or other authorization furnished by the Global Depositary or impair, as between the Global Depositary and its Agent

Members, the operation of customary practices of the Global Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Series D Preferred Stock.  The Holder of the Global Series D Preferred Stock may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Global Series D Preferred Stock, the Certificate of Designations, or the Certificate of Incorporation.  Owners of beneficial interests in Global Series D Preferred Stock shall not be entitled to receive physical delivery of Certificated Series D Preferred Stock, unless (x) the Global Depositary notifies the Corporation that it is unwilling or unable to continue as Global Depositary for the Global Series D Preferred Stock and the Corporation does not appoint a qualified replacement for the Global Depositary within 90 days or (y) the Global Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Global Depositary within 90 days.  In any such case, the Global Series D Preferred Stock shall be exchanged in whole for Certificated Series D Preferred Stock, with the same terms and of an equal aggregate Liquidation Preference Amount, and such Certificated Series D Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Global Depositary in a written instrument to the Registrar.

Section 12.                                   Record Holders.  To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series D Preferred Stock may deem and treat the record holder of any share of Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

Section 13.                                   Notices.  All notices or communications in respect of Series D Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Certificate of Designations, in the Certificate of Incorporation or Bylaws, or by applicable law.

Section 14.                                   No Preemptive Rights.  No share of Series D Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights, or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights, or options, may be designated, issued, or granted.

[Remainder of page intentionally left blank]

Section 15.                                   Other Rights.  The shares of Series D Preferred Stock shall not have any voting powers, preferences, or relative participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, The Allstate Corporation has caused this certificate to be signed by Mario Rizzo, its Senior Vice President and Treasurer, this December 13, 2013.

THE ALLSTATE CORPORATION

By	/s/ Mario Rizzo
Name:	Mario Rizzo
Title:	Senior Vice President and
Treasurer

[Signature Page to Certificate of Designations (Series D)]

Exhibit A

FORM OF FACE OF SERIES D PREFERRED STOCK

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ALLSTATE CORPORATION OR WELLS FARGO BANK, N.A., AS TRANSFER AGENT (THE “TRANSFER AGENT”), AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SERIES D PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SERIES D PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE RELATED CERTIFICATE OF DESIGNATIONS.  IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

THE ALLSTATE CORPORATION

Incorporated under the laws of

the State of Delaware

CUSIP: 020002804	Fixed Rate Noncumulative
ISIN: US0200028043	Perpetual Preferred Stock,
Series D

Certificate Number:

THIS CERTIFICATE IS TRANSFERRABLE IN

NEW YORK, NY

This is to certify that Wells Fargo Bank, N.A., is the registered owner of                   fully paid and non-assessable shares of Fixed Rate Noncumulative Perpetual Preferred Stock, Series D, $1.00 par value per share, $25,000 liquidation preference per share, of The Allstate Corporation, a Delaware corporation (the “Corporation”), transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed.

Witness the seal of the Corporation and the signatures of its duly authorized officers.

Dated:

THE ALLSTATE CORPORATION

By:
Name:
Title:

By:
Name:
Title:

REVERSE OF CERTIFICATE

THE ALLSTATE CORPORATION

The Corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative participating, optional or special rights of the class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.  Such request should be addressed to the Corporation or Wells Fargo Bank, N.A., the Transfer Agent.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common
TEN ENT -	as tenants by the entireties
JT TEN -	as joint tenants with rights of survivorship and not as tenants in common
UNIF GIFT MIN ACT	Custodian

	(Cust)	(Minor)

under Uniform Gift to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

For Value Received, the undersigned hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE)

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS,

INCLUDING ZIP CODE OF ASSIGNEE)

                    Shares

of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint                         Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:

NOTICE: THE SIGNATURE TO THE ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934.